Exhibit 99.1

NEWS RELEASE
BROOKFIELD HOMES REPORTS 2009 YEAR END RESULTS
Investors, analysts and other interested parties can access Brookfield Homes’ Supplemental Information Package on Brookfield Homes’ website under the Investor Relations/Financial Reports section at www.brookfieldhomes.com. Brookfield Homes’ year end investor conference call can be accessed by teleconference on Wednesday, February 10, 2010 at 11:00 am (Eastern Time) at 1-800-319-4610, toll free in North America or 1-604-638-5340. The archived teleconference may be accessed by dialing 1-800-319-6413 (Pincode: 2818), toll free in North America through March 10, 2010. Alternatively, the conference call can be accessed by Webcast on Brookfield Homes’ website at www.brookfieldhomes.com.
Fairfax, Virginia, February 10, 2010 – (BHS: NYSE) Brookfield Homes Corporation today announced net new orders and financial results for the year ended December 31, 2009:

	Three Months Ended Dec. 31		Year Ended Dec. 31
Unit Activity	2009	2008	2009	2008

Net new home orders	129	98	756	729
Home closings	268	230	703	750
Backlog of homes (units at end of period)	187	134	187	134
Average home selling price	$505,000	$557,000	$488,000	$562,000
Lot sales to homebuilders	235	548	469	616

*	Unit information includes unconsolidated entities
•	Net new orders for the fourth quarter ended December 31, 2009 were 129 units, up 32% when compared to the same quarter in 2008. In addition, the overall cancellation rate remains stable at 19%. The company’s historical average is 15%.
•	Home closings increased by 17% during the three months ended December 31, 2009 in comparison to the same period in 2008, which was offset by a decrease in the company’s average selling price of homes delivered to $505,000 from $557,000 during the same period last year.
Results of Operations

	Three Months Ended Dec. 31		Year Ended Dec. 31
(Millions, except per share amounts)	2009	2008	2009	2008

Total revenue	$145	$150	$376	$449
Housing revenue	134	127	340	415
Impairment of housing and land inventory and write-offs of option deposits	6	60	24	115
Gross margin	(12)	(64)	(2)	(82)
Impairment of investments in unconsolidated entities	—	19	13	38
Net loss attributable to Brookfield Homes Corporation	(17)	(69)	(28)	(116)
Loss per share – diluted	$(0.81)	$(2.58)	$(1.54)	$(4.33)

•	Revenue for the year ended December 31, 2009 totaled $376 million, compared to $449 million for the year ended December 31, 2008. The decrease in revenue is a result of fewer homes closed in 2009 as well as the decrease in the average selling price. Land sales to other homebuilders contributed $36 million to revenues in 2009.
•	The company recorded impairments of $37 million during the year ended December 31, 2009, compared to $153 million for the same period in 2008. The impairments related to housing and land inventory and write-offs of option deposits, and impairments on investments in unconsolidated entities.
•	Net loss attributable to Brookfield Homes Corporation for the year ended December 31, 2009 was $28 million or $1.54 per share, compared to a net loss of $116 million or $4.33 per share for the year ended December 31, 2008.
•	Cash flow from operating activities was $137 million for the year ended December 31, 2009, compared to $66 million for the year ended December 31, 2008. A portion of this cash flow was utilized to reduce the company’s debt, and as a result the debt to total capitalization at December 31, 2009 was 42%, a significant improvement from 71% for the year ended in 2008.
Operating Highlights and Recent Developments
•	Lots Owned and Controlled: At December 31, 2009, the company owned or controlled 24,245 lots, similar in comparison to the year ended December 31, 2008, however a decrease of 2,578 lots from September 30, 2009, primarily a result of the disposal of lots in San Diego/Riverside.

For the year ended December 31, 2009, the company entitled 1,061 lots, creating long-term value in our supply constrained markets.

The company currently sells from 25 active communities, compared to 30 for the fourth quarter of 2008. A summary of lots owned or controlled under option, by region, follows:

	Northern	Southland /	San Diego /	Washington	Corporate
	California	Los Angeles	Riverside	D.C. Area	and Other	Total

Lot supply
Owned Directly	769	981	6,852	2,195	204	11,001
Unconsolidated Entities	—	254	1	1,432	59	1,746
Options
— Consolidated	1,232	—	2,000	—	—	3,232
— Unconsolidated	4,950	2,027	—	1,289	—	8,266

Total lot supply – Dec/09	6,951	3,262	8,853	4,916	263	24,245
Geographic diversification of lots – Dec/09	29%	13%	37%	20%	1%	100%

Total lot supply – Dec/08	7,290	3,460	8,105	4,981	273	24,109
Geographic diversification of lots – Dec/08	30%	14%	34%	21%	1%	100%

Outlook
Brookfield Homes’ outlook for 2010, while cautiously optimistic heading into the traditional spring selling season, is tempered for the second half of the year by the impact of continued economic weakness, high unemployment, foreclosures and shadow inventory.
The housing market has relied on federal government stimulus to bridge between weak economic fundamentals until the return of job growth and consumer confidence. Strategically, this presents opportunities to capitalize on mispriced longer-term replacement assets as in general the industry continues to focus its lot acquisition efforts on short-term finished lot positions to meet near-term closings.
Looking longer-term as housing production continues to be depressed historically and relative to demographic fundamentals, an under supply of housing units is being created. In particular, California should be one of the first areas of the country to experience a recovery in housing due to the speed at which the distressed inventory is being absorbed and the fact that there is very little supply in the development pipeline.
Strategies that have allowed Brookfield Homes to meet the challenges of the current cycle, combined with the company’s strengthened balance sheet should enable it to continue to capitalize on select acquisition opportunities in strategic market areas, positioning for stronger operating results in 2010 and beyond.
The company will continue in 2010 to balance the signs of improvement in its markets with the challenges the housing industry could face with increasing mortgage interest rates, high unemployment and low consumer confidence. Brookfield Homes’ goals for 2010 include:
•	Continue to monetize our inventory, targeting $90 million of net cash from operating activities.
•	Increase lots controlled in certain strategic market areas.
•	Improve overall gross margins as capital is invested in new homebuilding communities.
•	Continue to meet the challenges presented in the market and position ourselves to return to profitability.
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Brookfield Homes Corporation
Brookfield Homes Corporation is a land developer and homebuilder. We entitle and develop land for our own communities and sell lots to third parties. We also design, construct and market single-family and multi-family homes primarily to move-up and luxury homebuyers. Our portfolio includes over 24,000 lots owned and controlled in the Northern California; Southland / Los Angeles; San Diego / Riverside; and Washington D.C. Area markets.
Contact Information:
Linda Northwood
Director, Investor Relations
Tel: 858-481-2567
Email: lnorthwood@brookfieldhomes.com

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Note: Certain statements in this press release that are not historical facts, including information concerning possible or assumed future results of operations of the company, the company’s 2010 outlook, the company’s 2010 goals, value creation, targeted 2010 operating cash flow, the entitlement and monetization of lots (and the timing thereof), the company’s future outlook and growth plans including acquisitions and lots controlled, and those statements preceded by, followed by, or that include the words “believe”, “planned”, “anticipate”, “should”, “goals”, “expected”, “potential,” “estimate,” “targeted,” “scheduled” or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the anticipated future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those set forward in the forward-looking statements include, but are not limited to: changes in general economic, real estate and other conditions; mortgage rate changes; availability of suitable undeveloped land at acceptable prices; adverse legislation or regulation; ability to obtain necessary permits and approvals for the development of our land; availability of labor or materials or increases in their costs; ability to develop and market our master-planned communities successfully; confidence levels of consumers; ability to raise capital on favorable terms; adverse weather conditions and natural disasters; relations with the residents of our communities; risks associated with increased insurance costs or unavailability of adequate coverage and ability to obtain surety bonds; competitive conditions in the homebuilding industry, including product and pricing pressures; and additional risks and uncertainties referred to in our Form 10-K and other SEC filings, many of which are beyond our control. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Brookfield Homes Corporation
Consolidated Statements of Income

	Three Months Ended		Year Ended
	December 31		December 31
(thousands, except per share amounts) (unaudited)	2009	2008	2009	2008

Revenue
Housing	$133,811	$127,292	$339,625	$415,311
Land	11,346	22,569	36,355	33,692

Total revenue	145,157	149,861	375,980	449,003
Direct cost of sales
Housing	(111,836)	(110,527)	(294,493)	(363,038)
Land	(38,507)	(43,423)	(59,308)	(53,057)
Impairment of housing and land inventory and write-off of option deposits	(6,225)	(60,536)	(23,963)	(115,124)

	(11,411)	(64,625)	(1,784)	(82,216)
Selling, general and administrative expense	(15,561)	(21,882)	(52,339)	(69,498)
(Loss) / equity in earnings from unconsolidated entities	(262)	919	1,331	3,302
Impairment of investments in unconsolidated entities	(109)	(19,338)	(12,995)	(37,863)
Other income / (expense)	3,276	(16,707)	13,191	(17,823)

Loss before income taxes	(24,067)	(121,633)	(52,596)	(204,098)
Income tax recovery	7,761	42,298	20,134	70,861

Net loss	(16,306)	(79,335)	(32,462)	(133,237)
Less net loss attributable to non-controlling interest and other interests in consolidated subsidiaries	(371)	10,322	4,753	17,622

Net loss attributable to Brookfield Homes Corporation	$(16,667)	$(69,013)	$(27,709)	$(115,615)

Loss per share
Basic	$(0.81)	$(2.58)	$(1.54)	$(4.33)
Diluted	$(0.81)	$(2.58)	$(1.54)	$(4.33)

Weighted average shares outstanding
Basic	27,039	26,761	26,838	26,688
Diluted	27,039	26,761	26,838	26,688

Brookfield Homes Corporation
Condensed Balance Sheets

	As at December 31
(thousands) (unaudited)	2009	2008

Assets
Housing and land inventory	$809,829	$946,875
Investments in unconsolidated entities	92,477	105,261
Consolidated land inventory not owned	25,434	3,328
Receivables and other assets	61,744	92,333
Restricted cash	7,485	-
Deferred income taxes	40,112	59,438

	$1,037,081	$1,207,235

Liabilities and Equity
Project specific financings	$231,567	$433,580
Revolving and other financings	150,000	314,977

Total financings	381,567	748,557
Accounts payable and other liabilities	122,190	146,320

Total liabilities	503,757	894,877
Other interests in consolidated subsidiaries	47,011	49,839
Total equity	486,313	262,519

	$1,037,081	$1,207,235